Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-4 of our report dated June 20, 2006, relating to the financial statements of EMBRAER - Empresa Brasileira de Aeronáutica S.A.(which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in Note 2), appearing in the Annual Report on Form 20-F of EMBRAER - Empresa Brasileira de Aeronáutica S.A. for the year ended December 31, 2005 and to the reference to us under the heading “Experts” in the prospectus, which is part of this Registration Statement.

/s/ DELOITTE TOUCHE TOHMATSU AUDITORES INDEPENDENTES

March 28, 2007